Exhibit 4.7

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of the date of the filing of this Annual Report on Form 10-K for the fiscal year ended December 31, 2022, Madison Technologies Inc. (“the Company”) had one class of security registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), its common stock, par value $0.001 per share (the “Common Stock”).

Description of Common Stock

The following description of the Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company’s articles of incorporation, as amended (the “Articles of Incorporation”) and the Company’s amended and restated bylaws (the “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part. The Company encourages you to read its Articles of Incorporation, Bylaws, and the applicable provisions of the Nevada Revised Statutes for additional information.

Authorized Shares of Capital Stock

As of December 31, 2022, the Company’s authorized shares of capital stock consist of 6,000,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), of which 100,000, 100, 10,000, 230,000, 1,000, 1,152,500, 1,000, 4,600 and 39,895 shares of Preferred Stock have been designated as Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock, respectively. As of December 31, 2022, there were 1,599,095,027 shares of Common Stock issued and outstanding, 100 shares of Series B Preferred Stock issued and outstanding, 155,000 Series D Preferred Stock issued and outstanding, 1,152,500 shares of Series E-1 Preferred Stock issued and outstanding, and 39,895 shares of Series H Preferred Stock issued and outstanding, with no other shares of Preferred Stock issued and outstanding.

Voting Rights

Holders of the Common Stock are entitled to one vote per share on all matters voted on by the Company’s shareholders, including the election of directors. The Articles of Incorporation and Bylaws do not provide for cumulative voting in the election of directors.

Dividend Rights

Holders of the Common Stock are entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares ranking in priority to the Common Stock, to receive any dividend declared by the Company’s board of directors.

Liquidation Rights

If the Company is voluntarily or involuntarily liquidated, dissolved or wound-up, the holders of Common Stock will be entitled to receive, after distribution in full of the preferential amounts, if any, all of the remaining assets available for distribution ratably in proportion to the number of shares of Common Stock held by them, subject to any rights of the holders of Preferred Stock.

Preemptive Rights

Owners of our Common Stock have no preemptive rights. We may sell shares of our Common Stock to third parties without first offering such shares to current stockholders.

Redemption Rights

We do not have the right to buy back shares of our Common Stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations. Owners of our Common Stock do not ordinarily have the right to require us to buy their Common Stock. We do not have a sinking fund to provide assets for any buy back.

Conversion Rights

Shares of our Common Stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Nonassessibility

All outstanding shares of our Common Stock are fully paid and nonassessable.

Description of Preferred Stock

Series A Preferred Stock

Holders of Series A Preferred Stock are entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, dividends at a rate of three percent (3%) per annum. Each share of Series A Preferred Stock is convertible, at the option of the Holder, into 3,420 shares of Common Stock, subject to anti-dilution adjustment if the Company has more than 360,000,000 shares outstanding on a fully diluted basis. Each Holder is entitled to the whole number of votes equal to the number of shares of Common Stock into which such holder’s Series A Preferred Stock would be convertible on the record date for the vote or consent of stockholders. At the time of creation, the Series A Preferred Stock ranked senior with respect to all other equity securities upon the liquidation, dissolution and winding up of the Company, subject to the rights of the preferred stock described herein. At no time may any holder convert into common stock if such conversion would cause the holder to beneficially own more than 9.9% of the Common Stock.

Series B Preferred Stock

The Series B Preferred Stock are not entitled to any dividends (unless specifically declared by our Board of Directors), but will participate on an as-converted-to-common-stock basis in any dividends to the holders of our common stock. The Series B Preferred Stock ranks pari passu with the Common Stock. Each share of Series B Preferred Stock has the right to vote together with the holders of the Common Stock, as a single class, upon all matters submitted to holders of Common Stock for a vote. The shares of Series B preferred Stock will carry a number of votes equal to 51% of all voting shares of every class, including 51% of all of the issued and outstanding shares of common stock on the date of any shareholder vote. The Series B Preferred Stock does not have any redemption rights or any conversion rights.

Series C Preferred Stock

Holders of Series C Preferred Stock are entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, dividends at a rate of two percent (2%) per annum. Each share of Series A Preferred Stock is convertible, at the option of the Holder, into 100 shares of Common Stock. Each Holder is entitled to the whole number of votes equal to the number of shares of Common Stock into which such holder’s Series A Preferred Stock would be convertible on the record date for the vote or consent of stockholders. The Series C Preferred Stock ranks senior with respect to all other equity securities except the Series A Preferred Stock upon the liquidation, dissolution and winding up of the Company, subject to the rights of other series of preferred stock described herein. At no time may any holder convert into common stock if such conversion would cause the holder to beneficially own more than 9.9% of the Company’s common stock.

Series D Preferred Stock

The Series D Preferred Stock has a 4.99% conversion limitation, which may be increased to a maximum of 9.99% by a holder by written notice to us. The Series D Preferred Stock has a stated value of $3.32 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the date which the Series D are issued. Series D are ranked pari passu with the Series E and Series F Preferred Stock and as senior to all previously issued series of Preferred Stock and the Common Stock and have no voting rights. Each share of Series D Preferred Stock may be converted into 1,000 shares of Common Stock.

Series E Preferred Stock

There Series E Preferred Stock has a stated value of $1,000 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the date which the shares of Series E Preferred Stock are issued. The Series E Preferred Stock are ranked pari passu with the Series D Preferred Stock and the Series F Preferred Stock and as senior to all previously issued series of Preferred Stock and the Common Stock. It has voting rights equal to the number of shares of common stock into which the shares of Series E Preferred Stock would be convertible on the record date for the vote or consent of stockholders and shall otherwise have voting rights and powers equal to the voting rights and powers of common stock. To the extent that holders of shares of Series E Preferred Stock voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of a majority of the shares of the outstanding Series E Preferred Stock, constitutes the approval of such action by both the class or the series as applicable. To the extent that holders of Series E Preferred Stock are entitled to vote on matters with holders of shares of Common Stock, voting together as one class, each share of Series E Preferred Stock entitles the holder thereof to cast that number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible using the record date as of which the conversion rate is calculated. Holders of shares of Series E Preferred Stock are entitled to written notice of all stockholder meetings or written consents with respect to which they would be entitled by vote. As long as any shares of Series E Preferred Stock are outstanding, we may not, without the affirmative vote of the holders of all the then outstanding shares of Series E Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series E Preferred Stock or alter or amend the Series E certificate of designations (the “Series E Certificate”), (b) amend our articles of incorporation or other charter documents in any manner that adversely affects any rights of a holder, or (c) enter into any agreement with respect to any of the foregoing.

On September 16, 2021, the conversion rate for each share of Series E Preferred Stock was amended to equal (i)(a) 56.60% multiplied by, (b) the Fully-Diluted shares as of the Approval Date (each as defined in the Series E Certificate), divided by (ii) the total number of shares of Series E, (iii) rounded to the nearest thousandths place. The total number of Fully-Diluted Shares is set as of, and cannot change after the Approval Date. Based on the current fully-diluted shares outstanding, this equated to 2,243,888,889 shares of Common Stock. Fully-Diluted means the aggregate of (A) the total number of shares of Common Stock outstanding as of such date, (B) the number of shares of Common Stock (including all such Common Stock equivalents) into which all Convertible Securities outstanding as of such date could be converted or exercised, and (C) the number of shares of Common Stock (including all such Common Stock equivalents) issuable upon exercise of all options outstanding as of such date of exercise, divided by 0.4340.

Series E-1 Preferred Stock

The Series E-1 Preferred Stock has a stated value of $0.87 per share. Each share of Series E-1 Preferred Stock may be converted into 1,000 shares of Common Stock. Shares of Series E-1 Preferred Stock are pari passu with the Series D Preferred Stock and Series F Preferred Stock and senior in dividend rights and liquidation preference to our Common Stock. It has votes equal to the number of shares of common stock into which the Series E-1 Preferred Stock would be convertible on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of common stock. It has votes equal to the number of shares of common stock into which the Series E-1 Preferred Stock would be convertible on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of common stock. To the extent that holders of shares Series E-1 Preferred Stock voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of a majority of the shares of the outstanding shares of Series E-1 Preferred Stock, constitutes the approval of such action by both the class or the series as applicable. To the extent that holders of shares of Series E-1 Preferred Stock are entitled to vote on matters with holders of shares of Common Stock and vote together as one class, each share of Series E-1 Preferred Stock entitles the holder thereof to cast that number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible using the record date as of which the conversion rate is calculated. Holders of Series E-1 Preferred Stock are entitled to written notice of all stockholder meetings or written consents with respect to which they would be entitled by vote. As long as any shares of Series E-1 Preferred Stock are outstanding, we cannot, without the affirmative vote of the Holders of all the then outstanding shares of Series E-1 Preferred Stock, (a) alter or change adversely, the powers, preferences or rights given to the Series E-1 Preferred Stock or alter or amend the Series E-1 certificate of designations, (b) amend our articles of incorporation or other charter documents in any manner that adversely affects any rights of a holder, or (c) enter into any agreement with respect to any of the foregoing.

Series F Preferred Stock

The Series F Preferred Stock has a stated value of $1.00 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the date which the Series F are issued. Shares of Series F Preferred Stock are pari passu with the Series E-1 Preferred Stock and Series D Preferred Stock and senior in dividend rights and liquidation preference to our Common Stock and all other Common Stock Equivalents. It has voting rights equal to the number of shares of common stock into which the Series F Preferred Stock would be convertible on the record date for the vote or consent of stockholders and shall otherwise have voting rights and powers equal to the voting rights and powers of common stock. It has votes equal to the number of shares of common stock into which the Series F Preferred Stock would be convertible on the record date for the vote or consent of stockholders and shall otherwise have voting rights and powers equal to the voting rights and powers of common stock. To the extent that holders of the shares of Series F Preferred Stock voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of a majority of the shares of the outstanding shares of Series F Preferred Stock constitutes the approval of such action by both the class or the series as applicable. To the extent that holders of Series F Preferred Stock are entitled to vote on matters with holders of shares of Common Stock, voting together as one class, each share of Series F Preferred Stock entitles the Holder thereof to cast that number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible using the record date as of which the conversion rate is calculated. Holders of Series F Preferred Stock are entitled to written notice of all stockholder meetings or written consents with respect to which they would be entitled by vote. As long as any shares of Series F Preferred Stock are outstanding, we can not, without the affirmative vote of the Holders of all the then outstanding shares of Series F Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series F Preferred Stock or alter or amend the Series F Certificate of designations (the “Series F Certificate”), (b) amend our articles of incorporation or other charter documents in any manner that adversely affects any rights of a holder, or (c) enter into any agreement with respect to any of the foregoing.

On September 16, 2021, the conversion rate for each share of Series F Preferred Stock was amended to equal (i)(a) 4.84% multiplied by, (b) the Fully-Diluted shares as of the Approval Date (each as defined in the Series F Certificate, divided by (ii) the total number of shares of Series F Preferred Stock, (iii) rounded to the nearest thousandths place. The total number of Fully-Diluted Shares is set as of, and can not change after the Approval Date. Based on the full-diluted shares outstanding, this equated to 192,073,017 shares of Common Stock on the Approval Date. Fully-Diluted means the aggregate of (A) the total number of shares of Common Stock outstanding as of such date, (B) the number of shares of Common Stock (including all such Common Stock equivalents) into which all Convertible Securities outstanding as of such date could be converted or exercised, and (C) the number of shares of Common Stock (including all such Common Stock equivalents) issuable upon exercise of all options outstanding as of such date of exercise, divided by 0.9516.

Series G Preferred Stock

The Series G Preferred Stock has a 4.99% conversion limitation, which may be increased to a maximum of 9.9% by a holder by written notice to us. There is a stated value of $1,000 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the date which the shares of Series G Preferred Stock are issued. The Series G Preferred Stock is ranked as a junior series of Preferred Stock. It has voting rights equal to the number of shares of common stock into which the Series G would be convertible on the record date for the vote or consent of stockholders and shall otherwise have voting rights and powers equal to the voting rights and powers of common stock. To the extent that the Series G Preferred Stock voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of a majority of the shares of the outstanding shares of Series G Preferred Stock constitutes the approval of such action by both the class or the series as applicable. To the extent that holders of Series G Preferred Stock are entitled to vote on matters with holders of shares of Common Stock, voting together as one class, each share of Series G Preferred Stock entitles the holder thereof to cast that number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible using the record date as of which the conversion rate is calculated. Holders of Series G are entitled to written notice of all stockholder meetings or written consents with respect to which they would be entitled by vote. As long as any shares of Series G Preferred Stock are outstanding, we cannot, without the affirmative vote of the Holders of all the then outstanding shares of Series G Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series G Preferred Stock or alter or amend the Series G certificate of designations (the “Series G Certificate”), (b) amend our articles of incorporation or other charter documents in any manner that adversely affects any rights of a holder, or (c) enter into any agreement with respect to any of the foregoing.

On September 16, 2021, the conversion rate for each share of Series G Preferred Stock was amended to equal (i)(a) 6.45% multiplied by, (b) the Fully-Diluted shares as of the Approval Date (each as defined in the Series G Certificate), divided by (ii) the total number of shares of Series G, (iii) rounded to the nearest thousandths place. The total number of Fully-Diluted Shares is set as of, and cannot change after the Approval Date. Based on the current fully-diluted shares outstanding, this equated to 255,555,556 shares of Common Stock on the Approval Date. Fully-Diluted means the aggregate of (A) the total number of shares of Common Stock outstanding as of such date, (B) the number of shares of Common Stock (including all such Common Stock equivalents) into which all Convertible Securities outstanding as of such date could be converted or exercised, and (C) the number of shares of Common Stock (including all such Common Stock equivalents) issuable upon exercise of all options outstanding as of such date of exercise, divided by 0.9355.

Series H Preferred Stock

The Series H Preferred Stock has a stated value of $1.00 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the date which the Series H Preferred Stock are issued. Shares of Series H Preferred Stock have no voting rights and are senior in dividend rights and liquidation preference to our Common Stock and all other Common Stock Equivalents. Each share of Series H Preferred Stock may be converted into 1,000 shares of Common Stock, subject to a beneficial ownership limitation of 9.99%.

Applicable Anti-Takeover Law

Set forth below is a summary of the provisions of the Articles of Incorporation and Bylaws that could have the effect of delaying or preventing a change in control of the Company. The following description is only a summary, and it is qualified by reference to the Articles of Incorporation, Bylaws and relevant provisions of the Nevada Revised Statutes.

Board of Directors Vacancies

The Bylaws provide that the number of directors constituting the Company’s board of directors may be set only by the board of directors.

Special Meeting of Shareholders

The Bylaws provide that special meetings of its shareholders may be called by the president of the Company, the board of directors, the Chief Executive Officer, the Chief Financial Officer, and the Chairman of the board of directors.

Authorized but Unissued Shares of Capital Stock

The Company’s authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without shareholder approval and may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Our Articles of Incorporation are silent as to cumulative voting rights in the election of our directors. Nevada law requires the existence of cumulative voting rights to be provided for by a corporation's articles of incorporation.  In the event that a few stockholders end up owning a significant portion of our issued and outstanding common stock, the lack of cumulative voting would make it more difficult for other stockholders to replace our Board of Directors or for a third party to obtain control of us by replacing our Board of Directors. Our Articles of Incorporation and Bylaws do not contain any explicit provisions that would have an effect of delaying, deferring or preventing a change in control of us.

Nevada Law

Nevada law contains a provision governing “acquisition of controlling interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: 20 to 33-1/3%; 33-1/3 to 50%; or more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our Articles of Incorporation and Bylaws do not exempt our Common Stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the Nevada law. An Issuing Corporation is a Nevada corporation which (i) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada, and (ii) does business in Nevada directly or through an affiliated corporation.

At this time, we do not believe we have 100 stockholders of record resident of Nevada and we do not conduct business in Nevada directly. Therefore, the provisions of the control share acquisition act are believed not to apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of us. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Transfer Agent and Registrar

The Company’s transfer agent and registrar is Pacific Stock Transfer Company, whose address is 6725 Via Austi Pkwy, Suite 300, Las Vegas, Nevada 89119.

Listing

The Common Stock is quoted on the Experts Market tier of the over-the-counter market operated by OTC Markets, Inc under the symbol “MDEX.”